Exhibit 5.1

Holland & Knight

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.374.8500 | F 305.789.7799
Holland & Knight LLP | www.hklaw.com
May 4, 2020
ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, FL 32963
Re: ARMOUR Residential REIT, Inc. Registration Statement on Form S-3 (Registration No. 333-224469)
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-3 (Registration No. 333-224469) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2018 by ARMOUR Residential REIT, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated May 4, 2020. The Prospectus Supplement relates to the offering by the Company of up to 17,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), in an “at-the-market” offering, which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.
We have acted as your counsel in connection with the preparation of the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company and Audit Committee, independent directors and Pricing Committee of the Board of Directors in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated April 26, 2018 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Articles of Incorporation, as amended, (v) the Company’s By-Laws, as amended, (vi) certain resolutions adopted by the Board of Directors of the Company and Audit Committee, independent directors and Pricing Committee of the Board of Directors, (vii) corporate records and instruments, and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of and conformity to originals of such documents that have been presented to us as photostatic copies, the accuracy, completeness and authenticity of certificates of public officials, the due execution and delivery of all documents (except that no assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP